Exhibit 3.1

Amendment to By-laws of Quaker Chemical Corporation

Section 2.12.	Shareholder Proposals

Nominations by shareholders of persons for election to the Board of Directors may be made at an annual or special meeting only in compliance with Section 3.15 hereof. The proposal of other business to be considered by the shareholders at an Annual Meeting of shareholders may only be made (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Chairman of the Board, the President or the Board of Directors, or (iii) by any shareholder of the Corporation who (x) was a shareholder of record at the time of giving of notice provided for in this By-Law and at the time of the Annual Meeting, (y) is entitled to vote at the meeting and (z) provides timely notice in writing to the Secretary of the Corporation and complies with the procedures and requirements set forth in this By-Law; clause (iii) shall be the exclusive means for a shareholder to submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an Annual Meeting of shareholders. To be properly brought before a meeting of shareholders, business must be of a proper subject for action by shareholders under applicable law and must not, if implemented, cause the Corporation to violate any state, federal or foreign law or regulation, each as determined in good faith by the Board of Directors.

To be timely, a shareholder’s notice shall be delivered to or mailed to, and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice to the Secretary shall set forth (a) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (i) their name and record address, (ii) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by each of them, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Corporation, (iv) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder, and (v) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to the Exchange Act and the rules and regulations promulgated thereunder, (b) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (c) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and an agreement by the shareholder that the shareholder will appear in person or by proxy at the meeting to propose the consideration of the business, and (d) the information required by Section 2.13. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Only such business shall be conducted at an Annual Meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section.

The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposal made at the meeting was not made in accordance with the foregoing procedures and, in such event, the proposal shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals of business to be considered pursuant to this By-Law.

Section 2.13.	Disclosure by Shareholders of Hedged Positions

A notice submitted by a shareholder under Section 2.12 or 3.15 must describe, with respect to the shareholder and any Shareholder Associated Person, (i) any Derivative Instrument directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (ii) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) any short interest in any security of the Corporation (for purposes of this By-Law a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (iv) any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, and (v) any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to any share of the Corporation.

Definitions. As used in this Section 2.13 the following terms have the meanings indicated:

“Derivative Instrument” means an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise.

“Shareholder Associated Person” of a shareholder means (i) any person controlling, controlled by, under common control with, or acting in concert with, the shareholder, (ii) any beneficial owner of shares of the Corporation owned of record or beneficially by the shareholder, and (iii) any person controlling, controlled by or under common control with, a person that is a Shareholder Associated Person pursuant to clause (ii) of this definition.

Section 3.15.	Director Nominations

Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors.

Nominations of persons for election to the Board of Directors may also be made by any shareholder of the Corporation who (x) was a shareholder at the time of giving of notice provided for in this By-Law and at the time of the applicable meeting of shareholders, (y) is entitled to vote for the election of Directors at such meeting of shareholders and (z) provides timely notice in writing to the Secretary of the Corporation and complies with the procedures and requirements set forth in this Section 3.15, which shall be the exclusive means for a shareholder to make nominations of persons for election to the Board of Directors of the Corporation. No person may be appointed, nominated or elected a Director unless such person, at the time such person is nominated and appointed or elected, would then be able to serve as a Director without conflicting in any manner with any state, federal or foreign law or regulation applicable to the Corporation, as determined in good faith by the Board.

To be timely, a shareholder’s notice pertaining to an Annual Meeting of shareholders at which Directors are to be elected shall be delivered to or mailed to, and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s

Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; provided, further, however, that in the event that the number of Directors to be elected to the Board of Directors at an Annual Meeting is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice required by this Section 3.15 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, any shareholder otherwise meeting the requirement of this Section 3.15 may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required above with respect to any nomination (including the completed and signed representation and agreement required by this Section 3.15 below) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of stock of the Corporation which are directly or indirectly owned beneficially and/or of record by the person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships (including any familial relationships), between or among the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant, and (v) any other information relating to the person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to the rules and regulations promulgated under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) their names and record addresses, (ii) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by each of them, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any security of the Corporation; (c) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and an agreement by the shareholder that the shareholder will appear in person or by proxy at the meeting to nominate the individual or individuals proposed in the notice; (d) a description of any agreement, arrangement or understanding with respect to such nomination; (e) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed representation and agreement required by this Section 3.15 below; and (f) the information required in Section 2.13. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 3.15) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the company and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.